Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aetna Inc:

We consent to incorporation by reference in the registration statement on Form S-8 of Aetna Inc.  of our reports dated February 26, 2010, with respect to the consolidated balance sheets of Aetna Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of the Company.

Our reports with respect to the consolidated financial statements, the related financial statement schedule, and the effectiveness of internal control over financial reporting refer to a change in accounting for other-than-temporary impairments of debt securities.

/s/  KPMG LLP

Hartford, Connecticut
August 2, 2010